Exhibit 10.1

Park Hotels & Resorts Inc.

Executive Severance Plan

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Park Hotels & Resorts Inc. (the “Company”) has adopted this Executive Severance Plan (the “Plan”), effective as of April 27, 2017. Capitalized terms not otherwise defined in the Plan shall have the meanings set forth in Exhibit A hereto.

1.

Participation. Employees at the Senior Vice President level and above who are designated for participation in the Plan by the Committee from time to time shall participate in the Plan (collectively, the “Participants”).

2.

Administration.  The Plan shall be administered by the Committee, which shall have authority, subject to the express provisions of the Plan, to interpret the Plan and make all other determinations necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties.

3.

Term and Amendment. The Committee may amend or terminate the Plan at any time and for any reason, provided that (i) six months’ prior notice to affected Participants will be required for any termination or amendment that materially and adversely affects the rights of such Participants, and (ii) no termination or amendment will materially and adversely affect the rights of any Participant whose employment terminated prior to the date of such amendment or termination.

4.

Termination without Cause or for Good Reason.  Upon a Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, the Participant shall be entitled to receive the Accrued Rights.  In addition, and subject to the terms and conditions of Section 8, the Participant shall be eligible to receive the benefits set forth below.

(a)

The Company shall make a cash payment to the Participant equal to the product of the severance multiple set forth in the table below and the Participant’s Severance Basis, payable in a single lump sum as provided under Section 8.

Level	Severance Multiple
Executive Vice President	2.0x
Senior Vice President serving on Executive Committee	1.5x
Senior Vice President not serving on Executive Committee	1.0x

The “Severance Basis” is equal to the sum of (x) the Participant’s annual base salary in effect immediately prior to termination and (y) the Participant’s average annual bonus for the most recent two fiscal years, or, if the Participant was eligible to receive an annual bonus for only one year prior to termination, the bonus paid, if any, for such year.  If the Participant was not eligible to receive an annual bonus for the year prior to termination, then (x) the Participant’s “Severance Basis” is equal to the Participant’s annual base salary in effect immediately prior to termination and (y) the Participant shall remain eligible to receive an annual bonus for the year of termination (prorated, if applicable, for the actual period of service during such year), payable on the date such annual bonuses are paid to executives generally.

(b)

The Participant’s outstanding equity and equity-based awards shall be treated in the manner set forth in the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) (or any successor plan) and the applicable award agreements issued thereunder (provided, however, that a Participant’s termination of employment for Good Reason shall be treated as a termination by the Company without Cause under the 2017 Plan (or any successor plan) and the award agreements issued thereunder).

(c)

Subject to the Participant’s timely election of COBRA coverage under the Company’s group health plan, the Company shall pay on the Participant’s behalf, on the first regularly scheduled payroll date of each month during the 12-month period following the Participant’s date of termination (the “Coverage Period”), an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage. The payments described in this clause (c) shall cease earlier than the expiration of the Coverage Period if the Participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

5.

Termination for Cause or without Good Reason. If a Participant’s employment is terminated by the Company for Cause or by the Participant without Good Reason, the Participant shall be entitled to receive the Accrued Rights and the Participant’s outstanding equity and equity-based awards shall be treated in the manner set forth in the 2017 Plan (or any successor plan) and the applicable award agreements issued thereunder.  The Participant shall not be eligible to receive any other benefits in connection with such termination.

6.

Termination by Death or Disability. If a Participant’s employment terminates due to death or Disability, the Participant shall be entitled to receive the Accrued Rights and an annual bonus for the fiscal year of termination pursuant to the terms of the Company’s Executive Short-Term incentive Program (the “STIP”), and the Participant’s outstanding equity and equity-based awards shall be treated in the manner set forth in the 2017 Plan (or any successor plan) and the applicable award agreements issued thereunder. The Participant shall not be eligible to receive any other benefits in connection with such termination.

7.

Non-Compete/Non-Solicit. During a Participant’s employment with the Company or its Affiliates (the “Employment Term”) and for 12 months following the date the Participant ceases to be employed by the Company or any of its Affiliates (the “Restricted Period”), the Participant shall not, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person, directly or indirectly solicit, pursue or interfere with (i) the business of any then current or prospective client or customer with whom the Participant (or his or her direct reports) had personal dealings or involvement during the one-year period preceding the Participant’s termination of employment, (ii) any business or investment opportunity with which the Participant (or his or her direct reports) had personal dealings or involvement during the one-year period preceding the Participant’s termination of employment, or (iii) business relationships between the members of the Company Group and any of their hotel managers, business partners, clients, customers, suppliers, partners, members or investors.

In addition, during the Restricted Period, the Participant shall not directly or indirectly (i) provide services to a Competitor, (ii) enter the employ of a Competitor, or (iii) acquire a financial interest in or otherwise become actively involved with a Competitor as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. Notwithstanding the foregoing, the Participant may directly or indirectly own, solely as an investment, securities of a Competitor which is publicly traded if the Participant (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not directly or indirectly own 2% or more of any class of securities of such Person.

During the Restricted Period, the Participant will not directly or indirectly (i) solicit or encourage any employee of the Company Group to leave the employment of the Company Group or (ii) hire any such employee of the Company Group.

The term (i) “Business” shall mean the business of owning (but not the business of operating, managing and/or franchising) hotel properties and (ii) “Competitor” shall mean any publicly-traded real estate investment trust engaged primarily in the Business (including, but not limited to, Host Hotels & Resorts, Inc., LaSalle Hotel Properties, Pebblebrook Hotel Trust, Sunstone Hotel Investors, Inc., Chesapeake Lodging Trust, Diamondrock Hospitality Company, RLJ Lodging Trust and Ryman Hospitality Properties, Inc.).

If a judicial determination is made by a court of competent jurisdiction that the restriction contained in this Section 7 is unenforceable against a Participant, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to the maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 7 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.

Conditions to Severance. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 4, 5 or 6 of the Plan (other than the Accrued Rights) (collectively, the “Severance Benefits”) to a Participant shall be conditioned upon (i) the Participant’s compliance with the obligations set forth in Section 7 hereof and (ii) the Participant’s execution, delivery to the Company and non-revocation of a release of claims in a form acceptable to the Company (the “Release Agreement”) (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of the Participant’s termination of employment or such shorter period as the Company may provide (such expiration date, the “Release Effective Date”).  If the Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day (or shorter) period, or timely revokes his or her acceptance of such release following its execution, the Participant shall not be entitled to any of the Severance Benefits.  The Company shall pay or commence providing the Severance Benefits within 10 days following the Release Effective Date; provided, however, that, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of the Participant’s termination of employment hereunder, but for the condition on executing the Release Agreement, shall not be made until the first regularly scheduled payroll date whose cutoff date follows such 60th day, after which any remaining Severance Benefits shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

9.

Other Severance Benefits/Previous Plans. Participants shall not be entitled to receive any severance payments or benefits from the Company or any of its Affiliates upon a termination of employment, except as set forth in the Plan or as may be approved by the Committee in its discretion.  This Plan supersedes any and all prior severance plans or arrangements to which any Participant is subject (including the Hilton Worldwide Holdings Inc. 2013 Executive Severance Plan, as amended), all of which are hereby terminated as to the Participants.

10.

Dispute Resolution/Attorneys’ Fees. Any dispute arising as to the parties’ rights and obligations hereunder shall be resolved by binding arbitration in accordance with the rules of The McCammon Group.  Such arbitration shall take place in Northern Virginia.  The arbitrator shall be empowered to decide the arbitrability of all disputes and shall apply the substantive federal, state, or local law and statute of limitations governing any dispute submitted under the applicable rules.  In ruling on any dispute submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such dispute.  The arbitrator shall issue a written decision that shall include the essential findings and conclusions on which the decision is based (a standard award).  Each party consents to the jurisdiction of the courts of the Commonwealth of Virginia for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise.  The award entered by the arbitrator shall be final and binding and shall not be appealable.  The fact, circumstances, and outcome of the arbitration shall be confidential to the maximum extent allowed by law.  The Company shall bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and arbitrator’s fees).  The parties shall be responsible for their own attorneys’ fees and costs.

11.

Successors.  This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan.  The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid to the executors, personal representatives or administrators of such Participant’s estate.

12.

No Right to Continued Service.  Nothing contained in the Plan shall (i) confer upon any Participant any right to continue as an employee of the Company, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.

No Duty to Mitigate.  A Participant shall not be required to mitigate the amount of any payment or benefit provided pursuant to the Plan, nor shall the amount of any such payment or benefits be reduced by any compensation that the Participant receives from any other source, except as set forth in Section 4(c).

14.

Withholding/Section 280G and 409A Matters.  The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under the Plan. The provisions with respect to Sections 280G and 409A of the Code on Exhibit B are incorporated into the Plan as if fully set forth herein.

15.

Unfunded Plan.  The Plan is intended to be an “unfunded” plan for severance benefits.  Nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor.

16.	No Assignment. Each Participant’s rights under the Plan may not be assigned or transferred in whole or in part, except as set forth in Section 11.

17.

Governing Law.  The Plan shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

EXHIBIT A

Certain Definitions

(a)

“Accrued Rights” means (i) all accrued but unpaid base salary through the date of termination of the Participant’s employment, (ii) any accrued but unpaid annual bonus for the prior compensation year required to be paid in accordance with the terms of the STIP, (iii) any unpaid or unreimbursed expenses incurred by the Participant in accordance with Company policy, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c)

“Cause” means a good faith determination of the Committee or its designee that (i) there is “cause” to terminate a Participant’s employment or service, as defined in and in accordance with any employment agreement between the Participant and any member of the Company Group or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment agreement (or the absence of any definition of “Cause” contained therein), any of the following has occurred with respect to a Participant: (A) such Participant has failed to reasonably perform his or her duties to the Service Recipient, or has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, in a manner that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate, following notice by the Company Group or such Affiliate of such failure; (B) such Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (C) such Participant has been convicted of, or pled guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; (D) the willful misconduct or gross neglect of such Participant that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (E) the willful violation by such Participant of the written policies of the Service Recipient or any applicable written policies of any member of the Company Group that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group or an Affiliate; (F) such Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company Group or an Affiliate (other than good faith expense account disputes); (G) such Participant’s act of personal dishonesty which involves personal profit in connection with such Participant’s employment or service with the Company Group or an Affiliate, or (H) the willful breach by such Participant of fiduciary duty owed to the Service Recipient.  Any act, or failure to act, based upon prior approval given by the Board or a committee thereof or upon the instructions or with the approval of the Participant’s superior or based upon the advice of counsel for the Company or an Affiliate, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or an Affiliate.

(d)	“Company Group” means, collectively, the Company and its Subsidiaries.

(e)

“Disability” means the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion

(f)

“Good Reason” means the occurrence of one or more of the following circumstances without the Participant’s written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant setting forth in reasonable specificity the circumstances that constitute Good Reason (which written notice must be provided by the Participant within 60 days of the Participant’s knowledge (whether actual or constructive, including, without limitation, knowledge that the Participant would have reasonably obtained after making due and appropriate inquiry) of such circumstances): (x) a material diminution in the Participant’s duties or responsibilities, (y) a material reduction in the

Participant’s annual base salary or target annual bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), or (z) the relocation of the Participant’s principal place of employment by more than 50 miles from the Company’s headquarters, or such other place of employment at which the Participant has agreed to be based.  In order for a Participant to terminate his or her employment for Good Reason, the Participant must terminate employment within 30 days of the end of the cure period if the circumstances giving rise to Good Reason have not been cured.

(g)	“Person” means any individual, corporation, association or other business entity.

(h)

“Service Recipient” means the member of the Company Group by which the Participant is, or following a termination of employment with the Service Recipient for any reason (including death or Disability) was most recently, principally employed.

(i)

“Subsidiary” means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership, limited liability company or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

EXHIBIT B

Section 280G and 409A Provisions

1.

Section 280G. In the event that any payment or benefit received or to be received by a Participant pursuant to the Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 1, such Payments shall be either (x) provided in full pursuant to the terms of the Plan or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Plan shall be made by an independent advisor designated by the Company and reasonably acceptable to the Participant (the “Independent Advisor”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required under this Plan, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that the Participant pays all taxes at the highest marginal rate.  The Company and the Participant shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section 1.  The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Plan.  The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 4(a), second by reducing the COBRA subsidy under Section 4(c), and lastly by reducing any other Payments in a manner determined by the Company, in consultation with the Participant.

2.	Section 409A.

(a)

General. The Company intends that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, and the Plan shall be construed in a manner that effectuates this intent.  Neither the Company nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.  Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.  Each payment in a series of payments under the Plan shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(b)

Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of a Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such separation constitute a “separation from service” under Section 409A of the Code and the applicable regulations.

(c)

Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Plan and the intent of the Company, any amount or benefit under this Plan constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of a Participant’s separation from service during a period in which the Participant qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code:

a.

the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service under the terms of this Plan will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

b.	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)

Expense Reimbursements.  To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under the Plan constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.